Exhibit 5.(a)

[Letterhead of Ameren Services Company]

March 3, 2008

Illinois Power Company

370 South Main Street

Decatur, Illinois 62523

Ladies and Gentlemen:

I am an Associate General Counsel of Ameren Services Company, an affiliate of Illinois Power Company, an Illinois corporation (the “Company”), which provides legal and other professional services to the Company.  The Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to up to $250,000,000 aggregate principal amount of the Company’s registered 6.125% Senior Secured Notes due 2017 (the “Exchange Notes”) to be issued by the Company in exchange for an equal aggregate principal amount of its outstanding unregistered 6.125% Senior Secured Notes due 2016 (the “Original Notes”).  The Original Notes were, and the Exchange Notes will be, issued pursuant to an Indenture dated as of June 1, 2006 between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Indenture”).

In so acting, I have reviewed originals (or copies certified or otherwise identified to my satisfaction) of the Registration Statement (including the exhibits thereto), the Restated Articles of Incorporation and By-Laws of the Company as in effect on the date hereof, corporate and other documents, records and papers and certificates of public officials.  I am a member of the Bar of the State of Illinois and, for purposes of this opinion, do not hold myself out as an expert of the laws of any jurisdiction other than the State of Illinois.  This opinion is limited to matters governed by the laws of the State of Illinois.

On the basis of such review and assuming that (i) the applicable provisions of the Securities Act, the Trust Indenture Act of 1939, as amended, and the securities or “blue sky” laws of various states shall have been complied with, (ii) the applicable resolutions of the Board of Directors of the Company (or a duly appointed committee or representative thereof) authorizing the Exchange Notes will not have been modified or rescinded prior to the issuance thereof and (iii) the Exchange Notes will be issued upon the terms specified in such resolutions and in the order of the Illinois Commerce Commission authorizing the issuance of the Original Notes and the Exchange Notes, I am of the opinion that when the Exchange Notes have been duly executed, authenticated and delivered in exchange for an equal principal amount of Original Notes in accordance with the terms of the Indenture and on the terms and conditions set forth in the Registration Statement, the prospectus contained therein or any applicable supplement thereto, the Exchange Notes will be legally issued and will constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights, to general equitable principles (whether considered in a proceeding in equity or at law) and to an implied covenant of reasonableness, good faith and fair dealing.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the heading “Legal Matters” in the related prospectus.  In addition, I have prepared or reviewed the statements as to matters of law or legal conclusions expressed under “Description of Senior Note Mortgage Bonds and Mortgage Indenture—Priority and Security” in such related prospectus.  I am of the opinion that all such statements as to such matters are correct and I hereby consent to the making of such statements in the Registration Statement and to the use of my name in connection therewith.

Very truly yours,

Ameren Services Company

By:	/s/ Craig W. Stensland

Craig W. Stensland